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                                                                    EXHIBIT 99.1

The purpose of this discussion is to outline our understanding of the DSL market in Asia and to comment specifically on Virata's position in the major markets in the region. Because some of these comments could be interpreted as containing material non-public information, we have taken the step of filing these comments with the SEC in form 8-K this morning.

A key trend to watch with respect to the prospects for Virata's OEM customers is that end markets enjoy a much higher growth rate for DSL in Asia than in America and Europe.

In March, UBS Warburg's Global Supermodel for DSL projected 10.8 million Customer Premises Equipment (CPE) installations for CY01. In June, they increased this figure to 13.3 million. All of the upside between the March and June is projected to be in Asian markets. The majority of this forecasted increase of 2.5 million units is expected to be delivered by Virata customers.

Calendar 2001 has seen a marked shift in DSL CPE production from vertically integrated North American and European OEMs to Asian OEMs who are overwhelmingly licensees of Virata's ISOS (Integrated Software on Silicon) platform. Whereas four quarters ago perhaps two thirds of DSL CPE were produced by North American and European OEMs,
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and one third by Asian producers, the numbers have been inverted today. As a consequence of this shift to the Asian vendors, the average selling price for DSL CPE has reduced significantly, which has stimulated continued strong market growth. In 2001 there has also been an increase in the exports of DSL CPE from Asia to North America and Europe.

The next sections summarize the situation in the four major markets - China, Taiwan, Korea and Japan.

China favors ADSL Ethernet bridge/routers. Approximately 70% of the market is focused in Beijing, Shanghai, and Guangzhou, with the remainder being split across many trial deployments. We believe Virata network processors will be present in the majority of DSL CPE installed in China this year.

Taiwan is another extremely strong market for Virata. ChungHwa Telecom is the predominant supplier and has announced two equipment purchase tranches of 630 k units each in CY2001. Virata anticipates being involved in substantially all of these CPE deliveries.

Historically in Korea, the majority of installations have been PCI installations which do not require a Virata network processor. We have heard, but cannot confirm, that some of the major service providers have realized that while PCI deployments feature low initial
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costs, lifetime support costs are higher and as a result, they are planning to increase the mix of Ethernet bridge/router based solutions. While we believe our current market share in Korea is modest, we believe that this shift in favor of Ethernet bridge/router based solutions will increase our share in this market.

NTT in Japan uses a unique ADSL standard, Annex C. Softbank/Yahoo is deploying Annex A solutions with CPE installations expected to start this quarter and reports indicate that they have a greater backlog of customers than NTT's entire 400,000 installed base.

The Softbank/Yahoo business model leverages the key advantage enjoyed by a competitive service provider. A CLEC is not required to offer a service to all customers, but instead can offer a selective and attractive proposition to their target customer base.

We are hopeful that we will be in a position to announce Annex C customers in Japan by the end of this year and will have moderate Annex C share next year. However, we believe our network processors will be involved in substantially all Annex A deployments at the CPE and DSLAM end of the line.

In conclusion, we believe Asia will be the locomotive of growth for DSL deployments this year and likely next year as well. We have an impressive market share position in China, Taiwan and Japan, which we believe will allow us to grow at least as fast as the total CPE DSL market.